EX99.25.2(k)(2)

FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 28th day of July, 2023, by and between Fund Source Capital Inc., a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”); and

WHEREAS, the Fund and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide fund accounting services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment

The Fund hereby appoints UMBFS as fund accountant of the Fund for the period and on the terms set forth in this Agreement. UMBFS accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Services as Fund Accountant

(a)            Subject to the direction and control of the Fund’s Board of Trustees and utilizing information provided by the Fund and its current and prior agents and service providers, UMBFS will: (1) calculate daily net asset values of the Fund (i) in accordance with the Fund’s operating documents as provided to UMBFS, (ii) based on security valuations provided or directed by the Fund and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Fund or a representative or agent of the Fund; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of the Fund’s net asset values; and (3) communicate at an agreed-upon time the net asset values for the Fund to parties as agreed upon from time to time. As used in this Agreement, the term “investment adviser” shall mean the Fund’s investment adviser(s), all sub-advisers or persons performing similar services. The duties of UMBFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder. In the event UMBFS is asked to correct any action taken or inaction by any prior service provider then UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.

(b)            The Fund, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, administrator, transfer agent, custodian and other service providers and agents to cooperate with UMBFS and to provide UMBFS with such information, documents and communications relating to the Fund as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. The Fund shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide UMBFS with such information, documents and communications as necessary and/or appropriate in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) reasonably be entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to UMBFS by an authorized officer, representative or agent of the Fund or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund.

(c)            To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Subject to the terms of Section 6, and where applicable, UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by UMBFS for the Fund.

(d)            It is understood that in determining security valuations, UMBFS employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. UMBFS shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where (i) prices are not provided by the pricing service(s) utilized by UMBFS, (ii) the price provided by the pricing service is believed by the adviser to be unreliable, or (iii) a significant event has occurred that will affect the value of the securities (as determined by the adviser), the Fund, under the supervision of its Board of Trustees and acting through its Valuation Designee, shall approve, in good faith, the method for determining the fair value of the securities. The Fund, under the supervision of its Board of Trustees and acting through its Valuation Designee, shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to UMBFS the resulting prices for use in its calculation of net asset values. UMBFS is authorized to rely on the prices provided by such service(s) or by the authorized representative of the Fund without investigation or verification.

It is understood that the Fund’s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of the Fund, relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. UMBFS’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance. The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by UMBFS and its suppliers in this regard.

3.	Fees; Delegation; Expenses

(a)            In consideration of the services rendered pursuant to this Agreement, the Fund will pay UMBFS a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule B. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current services.

(b)            For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Fund’s Prospectuses and resolutions of the Fund’s Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)            UMBFS will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d)            Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice.

4.	Proprietary and Confidential Information

(a)            UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where UMBFS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, UMBFS will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to the date hereof, shall not be subject to this Section.

(b)            In connection with UMBFS’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of UMBFS, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding UMBFS’s information security program; and (e) anything designated as confidential (collectively, “UMBFS Confidential Information”). Neither the Fund, any related investment adviser, nor any of their officers, employees or agents (collectively, the “Fund Recipients”) shall disclose any of the UMBFS Confidential Information, directly or indirectly, or use the UMBFS Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “UMBFS Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by a Fund Recipient; was available to the Fund Recipients on a non-confidential basis prior to its disclosure by UMBFS or any of its affiliates; or (c) independently developed or becomes available to the Fund Recipients on a non-confidential basis from a source other than the UMBFS or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the UMBFS Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)            The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

5.	Limitation of Liability

(a)            UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from an authorized officer, representative or agent of the Fund, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), or representatives of the Fund, or (iii) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider.

(b)            UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)            The Fund agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) UMBFS’ actions or omissions except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) UMBFS’ reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, security valuations, records and documents received by UMBFS from any other representative or agent of the Fund, or (iii) any action taken by or omission of the Fund, investment adviser(s) or any past or current service provider.

(d)            In no event and under no circumstances shall the Indemnified Parties be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Term

(a)            This Agreement shall become effective with respect to the Fund as of the date this Agreement is executed (each an “Effective Date”). This Agreement shall continue in effect for a two-year period beginning on the Effective Date (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive one-year periods (each a “Renewal Term”).

(b)            In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS under this Agreement and related fee schedule through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, UMBFS shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with UMBFS’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by UMBFS. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and UMBFS’s agreement to provide additional Services in connection therewith, UMBFS shall provide such Services and be entitled to such compensation as the parties may mutually agree. UMBFS shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund or a Fund.

7.	Non-Exclusivity

The services of UMBFS rendered to the Fund are not deemed to be exclusive. UMBFS may render such services and any other services to others, including other investment companies. The Fund recognizes that from time to time directors, officers and employees of UMBFS and its affiliates may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that UMBFS or its affiliates may enter into other agreements with such other entities.

8.	Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

UMBFS:                UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53122

Attention: Legal Department

Fund:                        Source Capital, Inc.

235 West Galena Street

Milwaukee, WI 53122

Attention: Legal Department

With a copy to:

Fund Laurie Anne Dee

Fund Morgan, Lewis & Bockius LLP

Fund 600 Anton Boulevard, Suite 1800

Fund Costa Mesa, CA 92626-7653

10.	Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.	Fund Limitations

This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the Fund and the assets and property of the Fund.

12.	Miscellaneous

This Agreement may be executed in counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

SOURCE CAPITAL, INC.
(the “Fund”)

By:	/s/ J. Richard Atwood
J. Richard Atwood
President

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen Quill
Maureen Quill
Executive Vice President

Schedule A

to the

Fund Accounting Agreement

by and between

Source Capital, Inc.

and

UMB Fund Services, Inc.

[Reserved]

Schedule B

to the

Fund Accounting Agreement

by and between

Source Capital, Inc.

and

UMB Fund Services, Inc.